Exhibit 99.1

Factor Group Corp. Acquires Robson Dowry Associates, Ltd.
Branding and Marketing Firm Added to EFactor’s “Business Services” Division for Entrepreneurs

SAN FRANCISCO, CA. – November 19, 2014– EFactor Group Corp. (OTCQB: EFCT) (“EFactor Group Corp.” or “the Company"), the owner of a group of entrepreneur-focused service companies and EFactor.com, a niche social network providing content and resources for entrepreneurs worldwide, today announced the acquisition of Robson Dowry Associates, Ltd. (“Robson Dowry”). Robson Dowry will become part of EFactor Group Corp.’s “Business Services” pillar through which this EFactor Group division provides business services to its entrepreneur members on EFactor.com.

Robson Dowry is an independent branding and design group with a track record of over 30 years. The company is based in the United Kingdom and maintains a roster of brand-leading clientele such as; The Bank of England, Admiralty Ukho and Felix Solis Wines. The firm is headed by Ian Robson, who founded the Company more than 30 years ago. Robson Dowry provides its clients with graphic design, marketing and corporate positioning to help improve their clients’ visual identity and packaging.

“Our ‘business services’ offering to support our entrepreneur-members on EFactor.com will greatly benefit from having Robson Dowry in our portfolio of companies under EFactor Group Corp,” said Adriaan Reinders, CEO of EFactor Group Corp. “The team at Robson Dowry have built a fantastic brand for themselves in addition to helping position and brand their own clients worldwide. In combination with our PR agency, MCC International, we are confident these two acquired businesses will significantly help our entrepreneur membership base research the options in both public relations and company-branding needed to excel in their businesses. ”

Robson Dowry’s unaudited financial statements for the twelve month period ending December 31, 2014 forecasts revenues of approximately $812,000. The management of Robson Dowry has budgeted 34% top line growth in 2015. All of the revenues and earnings from Robson Downy will be recognized by EFactor Group Corp. beginning on the acquisition date of November 15, 2014

About Robson Dowry

Robson Dowry is an independent branding and design group with a track record of over 30 years. Our principled, rigorous approach to design sets us apart in a world of industry babble, clichés and economic uncertainty. It’s why we are chosen by brands with something special to preserve and promote, from Spain’s leading winemaker to the global leader in maritime navigation.

Everything we do is underpinned by a respect for our craft and a belief in doing things in precisely the right ways. This is how we help brands navigate successfully through a world of increasing complexity, clutter and confusion – and quick-fix solutions. Every project, whether branding, literature, packaging or a website, is part of a long-term investment in a brand’s successful evolution.

Exhibit 99.1

About EFactor Group Corp.

EFactor Group Corp. (OTCQB: EFCT) has at its core EFactor.com, a niche social network for entrepreneurs. EFactor.com provides its members with the people, tools, marketing and expertise to succeed and make real, trustworthy and lasting connections. At the core of the network lies a strong algorithm that allows members to not only connect with people, but with the right people. In addition, EFactor.com provides knowledge, facilitates preparing for funding and resources to reduce business costs, delivered through a mix of online social networking and offline domestic and international events.

EFactor.com has over one million members in 222 territories across 240 industries. It is incorporated in Nevada and headquartered in San Francisco. For more information, visit http://www.efactor.com

EFactor Group Corp. also has various subsidiary service organizations including a UK communications and public relations agency and a company that delivers matching software for mentees to get matched to the perfect mentor. For more information about EFactor Group Corp. please visit, http://efactorgroup.com/

The EFactor.com Value – The Entrepreneurs Wingman

EFactor.com is a social network designed to support you as your business grows, along every step of your journey. We'll be there to congratulate you every time you win and will coach and inspire you whenever you feel frustrated by setbacks. You can count on us to connect you with the right people for you and your company and offer you the resources and talent that will help you succeed. We are highly motivated everyday people who genuinely care about our team and customers. We cheer each other on and have each other's back. We get to see our ideas come to life every single day. We're entrepreneurs, contributing our expertise to the community.

See our Company Video here: http://ir.efactorgroup.com/videos/view/4/efactor-video

Forward-Looking Statements:

Safe Harbor: This press release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of EFactor Group Corp., to be materially different from the statements made herein.

Exhibit 99.1

Company and Investor Relations

Marion Freijsen – Co-Founder/COO
EFactor Group Corp.
Main: +1 650 380 8280
Email: marion@EFactorgoup.com
EFactor email: http://www.EFactor.com/marion

John Mattio – Investor Relations
EFactor Group Corp.
Main: +1 203 297 3911
Email: john.mattio@EFactor.com